                                                                    EXHIBIT 99.1



                                                        SILVER TRIANGLE BUILDING
                                          25505 WEST TWELVE MILE ROAD SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                          DATE:   MAY 14, 2004


                                 INVESTOR RELATIONS:   DOUGLAS W. BUSK
                                                       CHIEF FINANCIAL OFFICER
                                                       (248) 353-2700 EXT. 432
                                                       IR@CREDITACCEPTANCE.COM

                                 NASDAQ SYMBOL: CACC


                          CREDIT ACCEPTANCE ANNOUNCES:
                             - 1ST QUARTER EARNINGS

SOUTHFIELD, MICHIGAN -- MAY 14, 2004 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC) Credit Acceptance Corporation (the "Company") announced consolidated net income for the three months ended March 31, 2004 of $1,530,000 or $0.04 per diluted share compared to $8,593,000 or $0.20 per diluted share for the same period in 2003.

Results for the quarter include:

  - An increase in loan originations of 40% to $307.7 million
  - Loan performance consistent with the Company's expectations
  - New vehicle service contract agreements resulting in higher per unit profitability
  - A change in estimate for establishing the allowance for loan losses
  - A change in estimate for recognizing finance charges and the provision for earned but unpaid revenue
  - A new policy for recording revenue on vehicle service contracts

LOAN ORIGINATIONS IN THE UNITED STATES


(Dollars in thousands)                             THREE MONTHS ENDED                      FOR THE YEARS ENDED
                                                       MARCH 31,                                DECEMBER 31,
                                             ------------------------------     ----------------------------------------------
                                                 2004           2003                 2003            2002           2001
                                             --------------- --------------     ----------------  -------------  -------------

Loan originations                                $ 307,660      $ 220,282            $ 785,667      $ 571,690      $ 646,572
Number of loans originated                          23,841         18,206               62,334         49,650         61,277
Number of active dealer-partners (1)                   843            632                  916            789          1,120
Loans per active dealer-partner                       28.3           28.8                 68.1           62.9           54.7
Average loan size                                $    12.9      $    12.1            $    12.6      $    11.5      $    10.6


(1) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

The Company reported loan originations for the three months ended March 31, 2004 of $307.7 million compared to $220.3 million in the same period in 2003, representing an increase of 40%. The increase in loan originations in the first quarter of 2004 is due to: (i) an increase in the number of active dealer-partners due to increased dealer-partner enrollments, and (ii) an increase in the average loan size.

The origination growth rate experienced in the first quarter was higher than the Company's expected long-term growth rate. For the month of April 2004, loan origination growth slowed to 16% when compared to April 2003. The Company made no material changes in credit policy or pricing in the first quarter of 2004, other than routine changes designed to maintain current profitability levels.

LOAN PORTFOLIO PERFORMANCE

The following table compares the Company's forecast of collection rates for loans originated by year as of March 31, 2004 with the forecast as of December 31, 2003.


     Loan
 Origination           March 31, 2004             December 31, 2003
     Year         Forecasted Collection %      Forecasted Collection %        Variance
---------------  ---------------------------  ---------------------------    -----------
     1992                  81.5%                        81.5%                      0.0%
     1993                  75.8%                        75.7%                      0.1%
     1994                  61.9%                        61.8%                      0.1%
     1995                  56.2%                        56.2%                      0.0%
     1996                  56.6%                        56.5%                      0.1%
     1997                  59.5%                        59.3%                      0.2%
     1998                  67.9%                        67.7%                      0.2%
     1999                  72.1%                        71.9%                      0.2%
     2000                  71.2%                        71.0%                      0.2%
     2001                  67.0%                        66.9%                      0.1%
     2002                  68.8%                        69.1%                     -0.3%
     2003                  72.1%                        72.0%                      0.1%



During the quarter ended March 31, 2004, collection rates were consistent with the Company's expectations.

NEW VEHICLE SERVICE CONTRACT AGREEMENTS

Net income was impacted by the Company's new policy for recording revenue on third party service contracts. During the quarter, the Company entered into agreements with two new third party vehicle service contract providers. The two new agreements differ from the existing agreement in three material respects:
(i) the new agreements provide a commission to the Company on all vehicle service contracts sold by its dealer-partners, regardless of whether the vehicle service contract is financed by the Company, (ii) the new agreements pay a higher commission on vehicle service contracts financed by the Company, and
(iii) the new agreements allow the Company to participate in underwriting profits depending on the level of future claims paid. Under the old agreement, the Company received a commission only on vehicle service contracts financed by the Company. Through December 31, 2003, the Company recognized income for commissions received on third party vehicle service contracts at the time the service contract was sold since: (i) delivery of the vehicle service contract occurs at this time, (ii) the Company bears no further obligation under the service contract, and (iii) the Company's commission is not subject to cancellation. These three criteria continue to be true under the two new agreements, however, since the commission paid on financed vehicle service contracts is higher than the commission paid on non-financed vehicle service contracts, the Company concluded the difference in commissions rates was evidence of a multiple element revenue arrangement as defined under the provisions of SEC Staff Accounting Bulletin No. 104, "Revenue Recognition". As a result, the Company considers the amount received for financed vehicle service contracts to be comprised of two components, a component relating to the fair value of the commission (a "broker fee") and a larger component relating to providing the financing on the related loan (a "financing premium"). Beginning January 1, 2004, broker fees generated under the two new agreements will be recognized over the life of the related vehicle service contract. Broker fees generated under the old agreement will be recognized upon the sale of the service contract. Under all three agreements, the financing premium will be deferred and amortized over the life of the underlying loan as an adjustment to the yield consistent with the Company's accounting for finance charges under the interest method. While the new policy for accounting for vehicle service contracts will result in a change in the timing of GAAP reported revenue, the timing of cash flows related to vehicle service contract revenue has not changed, and the amount of cash flow generated will be greater under the new agreements than under the prior agreement.

Under the new policy, the Company recognized $2.1 million in commission income during the current quarter, and deferred $5.8 million. The Company estimates the deferred portion will be recognized into income as follows (in thousands):


                               2004   $ 2,311
                               2005     2,254
                               2006     1,135
                               2007        94
                                   ----------
                                      $ 5,794
                                   ==========





Had the Company historically deferred vehicle service contract revenue using the same policy applied in the current quarter, current period earnings would have been $1,177,000 higher than reported earnings and prior year earnings of the same period would have been $685,000 lower than reported earnings. Had the Company continued to fully recognize vehicle service contract income at the time of sale, current period earnings would have been $3,767,000 higher than reported earnings.

CHANGE IN ESTIMATE FOR ESTABLISHING THE ALLOWANCE FOR LOAN LOSSES

Net income was also impacted by the Company's change in estimate for establishing its allowance for credit losses. The Company records loan loss reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). Under SFAS No. 114, the Company compares the present value of estimated future collections for each dealer-partner's loan portfolio to the Company's net investment in that portfolio. During the quarter, the Company developed a model for estimating the amount and timing of future dealer holdback payments and began to include the present value of expected future dealer holdback payments in its loss estimate. Considering estimated future dealer holdback payments increases the Company's loss estimate as cash flows used to evaluate impairment are reduced. This change resulted in a $9.4 million increase in the allowance for credit losses and reduced after-tax earnings by approximately $6.1 million. Deducting dealer holdback payments from the cash flows used to evaluate impairment will not increase the cash amount of losses or future charge-offs against the allowance.

CHANGE IN ESTIMATE FOR RECOGNIZING FINANCE CHARGES

Additionally, net income was impacted by a revised methodology for recognizing finance charges and the related provision for earned but unpaid income as a result of an enhancement to the Company's accounting system.(1) This revised methodology resulted in a change in the timing of revenue recognition as the actual term of contracts on a Loan by Loan basis was longer than the average Loan term as calculated under the pooling methodology, resulting in an approximately $3.5 million reduction in finance charges during the three months ended March 31, 2004, of which approximately $3.3 million relates to periods prior to December 31, 2003. In addition, the revised methodology resulted in a change in the amount of revenue recognized on a Loan prior to the Loan transferring to non-accrual status, resulting in an increase in finance charges and a corresponding increase in the provision for earned but unpaid revenue of approximately $3.5 million for the three months ended March 31, 2004. The Company does not believe the revised methodology will materially impact reported earnings in future periods.

(1) The Company recognizes finance charge income in accordance with the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (an Amendment of FASB Statements No. 13, 60, and 65 and a Rescission of FASB Statement No. 17)" ("SFAS No. 91"). SFAS No. 91 requires the Company to recognize income under the interest method such that income is recognized on a level yield basis during the life of the underlying asset. Earned but unpaid servicing fees are fully reserved at the time the loan is transferred to non-accrual status in accordance with the Company's policy. During the first quarter of 2004, the Company revised its methodology for applying SFAS No. 91 such that finance charge income and the amount of the provision for earned but unpaid income at the time a loan is transferred to non-accrual status can be calculated for each individual loan. Prior to the first quarter of 2004, the Company calculated finance charge income and the provision for earned but unpaid revenue using a pooling methodology. The pooling methodology required the Company to make various assumptions and estimates which impacted the timing of income recognition and the classification of finance charge revenue and the provision for earned but unpaid revenue. Because the revised methodology reduces the Company's need to make estimates, the Company believes that these enhancements improve the precision of the Company's calculation of finance charge revenue and the provision for earned but unpaid revenue.

SEGMENT INFORMATION


(Dollars in thousands, except per share data)              THREE MONTHS ENDED MARCH 31,
                                                -------------------------------------------------
                                                      2004               2003          % Change
                                                ----------------   ----------------  ------------
              NET INCOME (LOSS)
              -----------------
              United States                      $         1,103    $         7,480      (85.3)%
              United Kingdom                                 226              1,306      (82.7)
              Automobile Leasing                             304               (317)     195.9
              Other                                         (103)               124     (183.1)
                                                 ---------------    ---------------
                 Consolidated                    $         1,530    $         8,593      (82.2)%
                                                 ===============    ===============

              NET INCOME (LOSS) PER SHARE
              ---------------------------
              United States                      $          0.03    $          0.18      (83.3)%
              United Kingdom                                --                 0.03     (100.0)
              Automobile Leasing                            0.01              (0.01)     200.0
              Other                                         --                 --         --
                                                 ---------------    ---------------
                 Consolidated                    $          0.04    $          0.20      (80.0)%
                                                 ===============    ===============


              Diluted shares outstanding              42,159,338         42,407,981




RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

The following table reconciles reported net income to adjusted net income (reported net income excluding certain items) for the three months ended March 31, 2004 and 2003:

                                                                                                THREE MONTHS ENDED MARCH 31,
                                                                                             ----------------------------------
(Dollars in thousands, except per share data)                                                     2004               2003
                                                                                             --------------    ----------------
Reported net income                                                                          $         1,530   $         8,593
Inclusion of dealer holdback in estimate of losses on the loan portfolio (1)                           6,110              --
Revised methodology for recognizing finance charges (1)                                                2,282              --
Foreign exchange gain due to forward contracts (2)                                                       (98)             --
Interest income from Internal Revenue Service (3)                                                       --                (400)
                                                                                             ---------------   ---------------
Net income excluding certain items                                                           $         9,824   $         8,193
Change in vehicle service contract revenue if new policy had been retroactively applied (4)            1,177              (685)
                                                                                             ---------------   ---------------
  Adjusted net income                                                                                 11,001             7,508
Diluted weighted average shares outstanding                                                       42,159,338        42,407,981
Adjusted net income per share                                                                $          0.26   $          0.18
                                                                                             ===============   ===============

The Company's reported net income includes certain items which the Company believes should be considered in measuring the performance of the business when comparing current period results with the same period in the prior year. Management believes this information is important to shareholders because it allows shareholders to better compare results between periods and make more informed assumptions about future results. The reason each item should be considered is as follows:

     (1) These items represent changes in estimates or changes in methodology that impact the current period more significantly than the prior period.

     (2) This item represents a current period gain which is offset by a reduction in shareholders' equity due to the decline in value of foreign currency denominated assets.

     (3)  The Company expects cash inflows of this type to be infrequent.

     (4) This adjustment allows the reader to compare the current quarter to the prior year same period assuming a consistent treatment of vehicle service contract revenue. While the treatment of vehicle service contract revenue changed as a result of facts arising in the current period, the timing of cash flows generated from vehicle service contract revenue has not materially changed under the new agreements.

The Company uses adjusted net income for performance purposes in determining bonus compensation paid under the Company's incentive compensation plans.

Refer to the Company's Form 10-Q, which will be filed today with the Securities and Exchange Commission, and will appear on the Company's website at www.creditacceptance.com for a complete discussion of the results of operations and financial data for the three months ended March 31, 2004.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     o the Company's potential inability to accurately forecast and estimate future collections and historical collection rates,
     o increased competition from traditional financing sources and from non-traditional lenders,
     o    unavailability of funding at competitive rates of interest,
     o the Company's potential inability to continue to obtain third party financing on favorable terms,
     o the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,
     o    adverse changes in applicable laws and regulations,
     o    adverse changes in economic conditions,
     o adverse changes in the automobile or finance industries or in the non-prime consumer finance market,
     o the Company's potential inability to maintain or increase the volume of automobile loans,
     o an increase in the amount or severity of litigation against the Company,
     o    the loss of key management personnel,
     o    the effect of terrorist attacks and potential attacks, and
     o various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.

                          CREDIT ACCEPTANCE CORPORATION


                         CONSOLIDATED INCOME STATEMENTS



(Dollars in thousands, except per share data)                           THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                -------------------------------------
                                                                     2004                  2003
                                                                ---------------       ---------------
REVENUE:
  Finance charges                                               $        29,754       $        24,256
  Ancillary product income                                                2,867                 5,733
  Lease revenue                                                             647                 2,336
  Premiums earned                                                           544                   755
  Other income                                                            3,983                 3,849
                                                                ---------------       ---------------
    Total revenue                                                        37,795                36,929
                                                                ---------------       ---------------
COSTS AND EXPENSES:
  Salaries and wages                                                      8,796                 8,517
  General and administrative                                              5,507                 5,484
  Provision for credit losses                                            15,068                 4,188
  Sales and marketing                                                     2,543                 2,177
  Interest                                                                2,600                 1,596
  Stock-based compensation expense                                          567                   375
  Other expense                                                             457                 1,647
                                                                ---------------       ---------------
    Total costs and expenses                                             35,538                23,984
                                                                ---------------       ---------------
Operating income                                                          2,257                12,945
  Foreign exchange gain                                                     151                    15
                                                                ---------------       ---------------
Income before provision for income taxes                                  2,408                12,960
  Provision for income taxes                                                878                 4,367
                                                                ---------------       ---------------
Net income                                                      $         1,530       $         8,593
                                                                ===============       ===============
Net income per common share:
  Basic                                                         $          0.04       $          0.20
                                                                ===============       ===============
  Diluted                                                       $          0.04       $          0.20
                                                                ===============       ===============
Weighted average shares outstanding:
  Basic                                                              39,791,700            42,328,841
  Diluted                                                            42,159,338            42,407,981

                          CREDIT ACCEPTANCE CORPORATION


                           CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                                                                                     AS OF
                                                                                          -------------------------------------
                                                                                            MARCH 31, 2004    DECEMBER 31, 2003
                                                                                          ------------------  -----------------

                                         ASSETS:
Cash and cash equivalents                                                                  $        17,595    $        36,044

Loans receivable                                                                                   956,867            875,417
Allowance for credit losses                                                                        (34,521)           (17,615)
                                                                                           ---------------    ---------------
    Loans receivable, net                                                                          922,346            857,802
                                                                                           ---------------    ---------------

Notes receivable, net (including $1,600 and $1,583 from affiliates as of March 31,
 2004 and December 31, 2003, respectively)                                                           3,776              2,090
Lines of credit and floorplan receivables, net                                                       3,458              4,472
Investment in operating leases, net                                                                  2,840              4,447
Property and equipment, net                                                                         18,598             18,503
Income taxes receivable                                                                                251              5,795
Other assets                                                                                        13,973             14,627
                                                                                           ---------------    ---------------
Total Assets                                                                               $       982,837    $       943,780
                                                                                           ===============    ===============

                          LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
  Lines of credit                                                                          $        66,200    $          --
  Secured financing                                                                                 83,434            100,000
  Mortgage note                                                                                      5,216              5,418
  Capital lease obligations                                                                          1,608              1,049
  Accounts payable and accrued liabilities                                                          35,284             33,117
  Dealer holdbacks, net                                                                            466,779            423,861
  Deferred income taxes, net                                                                        14,972             22,770
                                                                                           ---------------    ---------------
    Total Liabilities                                                                              673,493            586,215
                                                                                           ---------------    ---------------

SHAREHOLDERS' EQUITY:
  Preferred Stock, $ .01 par value, 1,000,000 shares authorized, none issued                          --                 --
  Common stock, $ .01 par value, 80,000,000 shares authorized, 39,239,103 and
  42,128,087 shares issued and outstanding as of March 31, 2004 and
  December 31, 2003, respectively                                                                      392                421
  Paid-in capital                                                                                   75,538            125,078
  Retained earnings                                                                                228,569            227,039
  Accumulated other comprehensive income - cumulative translation adjustment                         4,845              5,027
                                                                                           ---------------    ---------------
    Total Shareholders' Equity                                                                     309,344            357,565
                                                                                           ---------------    ---------------
    Total Liabilities and Shareholders' Equity                                             $       982,837    $       943,780
                                                                                           ===============    ===============